AMENDMENT AGREEMENT NO.1

Among

Comunicaciones Nextel de Mexico, S.A. de C.V.
as Borrower under the Sinosure Credit Agreement

THE GUARANTORS SIGNATORIES HERETO
as Guarantors under the Sinosure Credit Agreement
CHINA DEVELOPMENT BANK CORPORATION
as Lender, Administrative Agent and Arranger under the Sinosure Credit Agreement

Dated as of September 25, 2013

Table of Contents

SECTION 1.	DEFINITIONS AND RULES OF INTERPRETATION. 3

1.1	Defined Terms 3

1.2	Rules of Interpretation 3

SECTION 2.	AMENDMENTS TO THE SINOSURE CREDIT AGREEMENT. 3

2.1	Amendments to Appendix A of the Sinosure Credit Agreement 3

2.2	Amendments to Section 4 (Representations, Warranties and Agreements) of the Sinosure Credit Agreement 10

2.3	Amendments to Section 5 (Covenants) of the Sinosure Credit Agreement 11

2.4	Amendments to Section 7 (Events of Default and Remedies) of the Sinosure Credit Agreement 14

2.5	Amendments to Annex III (Guarantors) of the Sinosure Credit Agreement 14

SECTION 3.	ACKNOWLEDGMENT. 15

SECTION 4.	EFFECTIVENESS. 15

SECTION 5.	CONDITIONS PRECEDENT. 15

5.1	Parent Guaranty 15

5.2	Shareholder Undertaking 15

5.3	Legal Opinions 16

5.4	Charter Documents 16

5.5	Costs and Expenses 17

SECTION 6.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS. 17

SECTION 7.	NO WAIVER. 17

SECTION 8.	RATIFICATION OF THE ASSET PLEDGE AND THE DSRA PLEDGE. 18

SECTION 9.	NO NOVATION. 18

SECTION 10.	MISCELLANEOUS. 18
EXHIBIT A    FORM OF PARENT GUARANTY
EXHIBIT B    FORM OF CONFIRMATION LETTER
EXHIBIT C    FORM OF RATIFICATION AGREEMENT

AMENDMENT AGREEMENT NO.1 (this “Amendment”), dated as of September 25, 2013, among (i) Comunicaciones Nextel de Mexico, S.A. de C.V., a sociedad anónima de capital variable organized and existing under the laws of Mexico in its capacities as borrower (the “Borrower”) under the Sinosure Credit Agreement (as defined below), (ii) the persons listed as guarantors on the signature pages hereto in their capacities as guarantors (the “Guarantors”) under the Sinosure Credit Agreement and (iii) CHINA DEVELOPMENT BANK CORPORATION in each of its capacities as lender (in such capacity, the “Lender”), administrative agent (in such capacity, the “Administrative Agent”) and arranger (in such capacity, the “Arranger”) under the Sinosure Credit Agreement.
W I T N E S S E T H:
WHEREAS, the Borrower, the Guarantors, the Lender, the Administrative Agent and the Arranger are parties to a US$187,500,000 credit agreement dated as of July 12, 2011, which is supported by the Sinosure Insurance (the “Sinosure Credit Agreement”); and
WHEREAS, the Borrower has notified the Administrative Agent of its intention to enter into a series of Permitted Sale Leaseback Transactions and has requested that the Lender agree to amend certain terms and conditions of the Sinosure Credit Agreement to facilitate the consummation of these transactions;
NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

SECTION 1.	DEFINITIONS AND RULES OF INTERPRETATION.

1.1.Defined Terms

Except as otherwise expressly provided herein, capitalized terms used in this Amendment shall have the meanings assigned to such terms in Appendix A (Defined Terms and Rules of Interpretation)

of the Sinosure Credit Agreement, as amended hereby.
1.2.Rules of Interpretation

The rules of interpretation set forth in Appendix A (Defined Terms and Rules of Interpretation) of the Sinosure Credit Agreement shall apply to this Amendment, mutatis mutandis.

SECTION 2.	AMENDMENTS TO THE SINOSURE CREDIT AGREEMENT.

2.1.Amendments to Appendix A of the Sinosure Credit Agreement

a.The following definitions shall be added in the appropriate alphabetical positions in the Sinosure Credit Agreement:

“Amendment No.1” shall mean the Amendment Agreement No.1 dated as of September 25, 2013 entered into among the Borrower, the Guarantors, the Lender, the Administrative Agent and the Arranger.
“Amendment Effective Date” shall have the meaning given to it as Effective Date under the Amendment No.1.
“Distribution” shall mean:
(a)    the declaration, making or payment by the Borrower of any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its Equity Interest (or any class of its Equity Interest);
(b)    the repayment or distribution by the Borrower of any share premium reserve; or
(c)    the redemption, repurchase, defeasance, retirement or repayment by the Borrower of any of its Equity Interest or resolve to do so.
“Ground Rent” shall mean the monthly rent, fee or similar charge (including any value added tax or similar tax or governmental assessment or charge with respect thereto, to the extent paid by Borrower and/or any of its Consolidated Subsidiaries as part of or together with the relevant Leaseback Rent amount) payable by the purchaser (or any of its Affiliates or any successor to or permitted assignee of purchaser or any of its Affiliates) of the Telecommunications Towers pursuant to a Permitted Sale Leaseback Transaction to the “lessor”, “sublessor”, “landlord”, “licensor”, “sublicensor”, “assignor” or similar Person under the appropriate lease, sublease, license, assignment and or similar agreement pursuant to which such purchaser (as assignee from the Borrower or any of its Consolidated Subsidiaries) is entitled to use ground or rooftop space for the maintenance, use, and installation of the purchased Telecommunication Towers.
“Intercompany Indebtedness”     shall mean Indebtedness owed by any Obligor or any of its Consolidated Subsidiaries to the Parent or any of its Consolidated Subsidiaries.
“Leaseback Rent” shall mean the monthly rents, fees or similar charges (including any amount included in or paid together with any such rents, fees or similar charges representing any value added tax or similar tax amount or governmental assessment or charge amount with respect thereto) payable by the Borrower and/or any of its Consolidated Subsidiaries to the purchaser (or any of its Affiliates or any successor to or permitted assignee of purchaser or any of its Affiliates) of the Telecommunications Towers pursuant to a Permitted Sale Leaseback Transaction.

“Management Fee” shall mean any advisory, management, licensing, royalty or other fee paid by the Borrower and its Consolidated Subsidiaries to the Parent and its Affiliates as consideration for services rendered and the assignment, licensing and/or sublicensing of intangible assets (i) in the ordinary course of the Borrower’s (and such Affiliate’s) business, and (ii) upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.
“National CPI” means the annual National Consumer Price Index (Índice Nacional de Precios al Consumidor) published in the Federal Official Gazette (Diario Oficial de la Federación) by the National Institute of Statistics and Geography (Instituto Nacional de Estadística y Geografía).
“Non-Obligor Affiliate” shall mean an Affiliate of an Obligor, which is not itself an Obligor.
“Non-Sinosure Administrative Agent” shall mean the “Administrative Agent” as such term is defined in the Non-Sinosure Credit Agreement.
“Non-Sinosure Financing Documents” shall mean the “Financing Documents” as such term is defined in the Non-Sinosure Credit Agreement.
“Permitted Distribution” shall mean any Distribution by the Borrower during the Waiver Period meeting the following requirements:
(a)the Borrower (i) has complied as of each of the two Calculation Dates immediately preceding the proposed date of such Distribution and (ii) after giving effect to such Distribution on a pro forma basis, has complied as of the Calculation Date immediately preceding the proposed date of such Distribution, in each case, with the financial ratios under paragraph (b) of Section 5.22 (Financial Ratio) (regardless of whether such Distribution is made before or after June 30, 2015);

(b)the Borrower has paid irrevocably and unconditionally, in the calendar year of the proposed Distribution, all amounts payable under this Agreement to the Financing Parties for such calendar year;

(c)the Borrower remains in compliance with the financial ratios under paragraph (b) of Section 5.22 (Financial Ratio) (regardless of whether such Distribution is made before or after June 30, 2015) on each of the next two (2) Calculation Dates following such Distribution, provided however that any Default incurred under or in connection with this paragraph (c) can be cured in accordance with paragraph (d) of Section 7.1 (Events of Default) by way of cash subscriptions for Equity Interests and/or cash advances of Subordinated Restricted Intercompany Indebtedness by the Parent or any of its Consolidated Subsidiaries in the necessary amounts which, at the discretion of the Borrower, shall either increase Consolidated EBITDA for the applicable period or reduce Net Debt on the applicable Calculation Date to be in compliance with the financial ratios under paragraph (b) of Section 5.22 (Financial Ratio); and

(d)without prejudice to the above paragraph (c), no Default is continuing or would occur immediately after the making of such Distribution.

“Sale Leaseback Transaction” shall mean any transaction or series of transactions or arrangements pursuant to which the Borrower and/or any of its Subsidiaries sells or otherwise transfers (directly or through special purpose entities) for value any of its Telecommunications Towers and as part of such transaction, thereafter rents, leases, licenses and/or takes assignment of such Telecommunications Towers.
“Subordinated Restricted Intercompany Indebtedness” shall mean Intercompany Indebtedness that is subject to the Subordination Agreement.
“Waiver Period” shall mean the period commencing on the Amendment Effective Date and ending on June 30, 2015.
“Parent Guaranty” shall mean the guaranty agreement dated on or about the date of the Amendment No. 1, entered into among the Parent, the Administrative Agent and the Non-Sinosure Administrative Agent, for the benefit of the Financing Parties.
“Subordination Agreement” shall mean the loan subordination agreement, in form and substance satisfactory to the Administrative Agent and the Non-Sinosure Administrative Agent, to be entered into between the Parent, as Initial Subordinating Party, the Borrower, the Guarantors, the Administrative Agent and the Non-Sinosure Administrative Agent under which the Subordinated Restricted Intercompany Indebtedness shall be subordinated in right of payment and upon liquidation to the obligations of such Obligor(s) to the Financing Parties under the Financing Documents and the Non-Sinosure Financing Documents.
b.The following definitions shall be amended to read in their entirety as follows:

“Consolidated EBITDA” shall mean, for any period, for the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with Mexico GAAP), the sum of the following: (a) Consolidated Operating Income plus (b) to the extent deducted in determining Consolidated Operating Income, the sum of (i) all amounts properly charged for depreciation of Fixed Property and amortization of Intangible Property for such period on the consolidated books of the Borrower and its Consolidated Subsidiaries, plus (ii) Consolidated Interest Expense for such period, plus (iii) income tax expense, plus (iv) all other non-cash expenses, plus (v) the Management Fees paid during the Waiver Period in accordance with paragraph (c)(i) of Section 5.24 (Dividends and Share Redemption), plus (vi) accrued but unpaid Management Fees, minus (c) non-cash gains, to the extent included in determining Consolidated Operating Income.
“Financing Documents” shall mean, collectively, this Agreement, the Amendment No.1, the

Guaranty, the Parent Guaranty, the Shareholder Undertaking, the Security Documents, the Fee Letter, each Notice of Borrowing and the Sinosure Insurance.
“Indebtedness” shall mean, with respect to a Person, any obligation (whether incurred as principal or surety) for the payment or repayment of money, whether present or future, actual or contingent of such Person for or in respect of (i) amounts borrowed or raised under any loan or credit facility; (ii) the amount of any deferred purchase price of property or services (other than trade payables not overdue by more than ninety (90) days incurred in the ordinary course of business); (iii) all obligations under or in respect of letters of credit or bankers’ acceptances if issued in connection with a transaction in the nature of a borrowing or raising of finance; (iv) all obligations under or evidenced by bonds, debentures, notes or other similar instruments; (v) leases or hire purchase contracts, which would in accordance with Mexico GAAP be treated as finance or capital leases; (vi) any other financial transaction having the effect of a borrowing or giving rise to an obligation on the part of such Person to purchase Indebtedness of another Person or provide collateral in respect thereof; or (vii) the net exposure under any hedging agreements provided, however, that Indebtedness shall not include Subordinated Restricted Intercompany Indebtedness.
“Permitted Related Party Transactions” shall mean:
(a)transactions between the Borrower and an Affiliate of the Borrower for the provision of intercompany services and assignment, licensing and/or sub-licensing agreements, provided that such intercompany agreements are made (i) in the ordinary course of the Borrower’s (and such Affiliate’s) business, (ii) upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, and (iii) to comply with, if any, the conditions for related party transactions adopted by the board of directors or equivalent corporate governing body of the Borrower and the relevant Affiliate;

(b)a Permitted Disposal;

(c)a merger permitted under Section 5.13(a);

(d)the Distributions made in accordance with Section 5.24 (Dividends and Share Redemption), and

(e)applicable under the Waiver Period only, payments made to the Parent or its Subsidiaries under any stock chargeback agreement as reimbursements of payments made by the Parent or its Subsidiaries on behalf of the Borrower or its Subsidiaries provided that such payments may not exceed US$8,000,000 on a yearly basis during the Waiver Period.

“Permitted Sale Leaseback Transaction” shall mean any Sale Leaseback Transaction meeting the following requirements:
(a)the sales proceeds received by the Borrower and/or its Consolidated Subsidiaries (excluding transaction expenses reasonably incurred in respect of such Sale Leaseback Transaction) shall be applied toward the funding of the operational needs and network deployment of the Borrower and/or each Obligor;

(b)in relation to the initial closing of the Sale Leaseback Transaction, the sales proceeds received by the Borrower and/or its Consolidated Subsidiaries (excluding transaction expenses reasonably incurred in respect of such Sale Leaseback Transaction), exceed the amount equal to nine (9) times (i) the annualized Leaseback Rent (provided the Leaseback Rent excludes Ground Rent) or (ii) the difference between the annualized Leaseback Rent and the annualized Ground Rent (provided the Leaseback Rent includes Ground Rent); all such annualized rents are determined as of the initial closing date (and prorated, when applicable) of the appropriate Permitted Sale Leaseback Transaction;

(c)in relation to any deferred closing of the Sale Leaseback Transaction, the aggregate sales proceeds received by the Borrower and/or its Consolidated Subsidiaries in respect of such Sale Leaseback Transaction (excluding transaction expenses reasonably incurred in respect of such Sale Leaseback Transaction) and all previous (but closed after June 1, 2013) Permitted Sale Leaseback Transactions shall exceed the amount equal to nine (9) times (i) the annualized Leaseback Rent (provided the Leaseback Rent excludes Ground Rent) or (ii) the difference between the annualized Leaseback Rent and the annualized Ground Rent (provided the Leaseback Rent includes Ground Rent); all such annualized rents are determined as of the applicable closing date (and prorated, when applicable) of the applicable Permitted Sale Leaseback Transaction;

(d)(i) the annualized Leaseback Rent (provided the Leaseback Rent excludes Ground Rent) or (ii) the difference between the annualized Leaseback Rent and the annualized Ground Rent (provided the Leaseback Rent includes Ground Rent) payable by the Borrower and/or its Subsidiaries for each calendar year other than the first full calendar year of any such Sale Leaseback Transaction does not exceed such annualized rents payable for the immediately preceding calendar year as adjusted (A) by National CPI for such immediately preceding year, or (B) in accordance with the terms and conditions contemplated in the relevant Sale Leaseback Transaction, or (C) as a result of the exercise of any landlord right under Mexican applicable legislation;

(e)in connection with any such Sale Leaseback Transaction, (i) the annualized Leaseback Rent (provided the Leaseback Rent excludes Ground Rent) or (ii) the difference between the annualized Leaseback Rent and the annualized Ground Rent (provided the Leaseback Rent includes Ground Rent) is treated in accordance with Mexico GAAP as a capital lease or a financing transaction constituting Consolidated Indebtedness; and

(f)no Default is continuing or would occur immediately after the consummation of any such Sale Leaseback Transaction.

“Permitted Liens” shall mean, with respect to any of the Obligors,
(a)the Transaction Lien;

(b)Liens for taxes, assessments and governmental charges or levies on such Obligor that are not yet delinquent or due or which are being contested in good faith by appropriate actions or proceedings, provided that adequate reserves with respect thereto are maintained in accordance with Mexico GAAP on the books of such Obligor;

(c)Liens arising by operation of law in the ordinary course of business and not for borrowed money securing obligations that are not overdue for a period of more than thirty (30) days;

(d)Liens incurred in connection with workers’ compensation claims, unemployment insurance, social security benefits and similar legislation or to secure public or statutory obligations;

(e)Liens in favor of any Governmental Authority of Mexico arising from the bidding or acquisition of radio spectrum licenses that are necessary, complementary or ancillary for the Borrower’s telecommunication business to the extent required by applicable laws or applicable auction rules and regulations;

(f)Liens on any Fixed Property or Intangible Property (excluding the Licenses, the Pledged Assets except as otherwise expressly permitted under the Asset Pledge and the DSRA except as otherwise expressly permitted under the DSRA Pledge) acquired (i) during the period between the Signing Date and the Amendment Effective Date or (ii) after the Waiver Period;

(g)Liens on any Fixed Property or Intangible Property (excluding the Licenses, the Pledged Assets except as otherwise expressly permitted under the Asset Pledge and the DSRA except as otherwise expressly permitted the DSRA Pledge) acquired during the Waiver Period, provided that the Borrower has complied as of the Calculation Date immediately preceding the proposed date of creation of such Lien and will remain in compliance on each of the next two Calculation Dates thereafter with the financial ratios under paragraph (b) and (c) of Section 5.22 (Financial Ratio) (regardless of whether such lien is created before or after June 30, 2015);

(h)easements, rights-of-way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its intended purposes;

(i)Liens in favor of any other Obligor;

(j)Liens to secure the performance of bids, tenders or other contracts (other than contracts for any Indebtedness) to the extent required in the ordinary course of business;

(k)Liens on any other Property of the Obligor provided that such Liens are also created in favor of the Security Agent (for the benefit of the Financing Parties) on a pari passu basis; and

(l)Liens on Property existing as of the Signing Date (excluding the Licenses) other than the Properties subject to Liens pursuant to items (a) to (k) above the aggregate book value of which (determined as of such determination date) is, at any time, no more than the greater of (i) US$300,000,000 less the book value of such Properties (existing as of the Signing Date) subject to Permitted Sale Leaseback Transactions and (ii) (A) 10% of the difference between the Total Assets and the aggregate book value of Properties subject to Liens pursuant to items (a), (f), (g), (j) and (k) above minus (B) the book value of such Properties (existing as of the Signing Date) subject to the Permitted Sale Leaseback Transactions.

2.2.Amendments to Section 4 (Representations, Warranties and Agreements) of the Sinosure Credit Agreement

a.Paragraph (a) of Section 4.20 (Ranking) of the Sinosure Credit Agreement shall be amended to read in its entirety as follows:

“(a)    The rights and claims of the Financing Parties against any of the Obligors under the Financing Documents rank:
i.pari passu in right of payment with all present and future senior unsecured unsubordinated indebtedness of such Obligor;

ii.senior in right of payment and upon liquidation to the Subordinated Restricted Intercompany Indebtedness in accordance with the Subordination Agreement; and

iii.senior in right of payment to any Obligor’s present and future senior unsecured indebtedness to the extent of the value of the Pledged Assets and the DSRA Pledge securing the rights and claims of the Financing Parties, except, in each case, to the indebtedness of creditors whose rights and claims are mandatorily preferred by Mexican laws of general application to companies.”

2.3.Amendments to Section 5 (Covenants) of the Sinosure Credit Agreement

a.Section 5.21 (Pari Passu Ranking) of the Sinosure Credit Agreement shall be amended to read in its entirety as follows:

“(a)     Each of the Obligors shall ensure that the rights and claims of the Financing Parties against any of the Obligors under the Financing Documents at all times rank:
i.pari passu in right of payment with all present and future senior unsecured unsubordinated indebtedness of such Obligor;

ii.senior in right of payment and upon liquidation to the Subordinated Restricted Intercompany Indebtedness in accordance with the Subordination Agreement; provided, for the avoidance of doubt, any payment on any Subordinated Restricted Intercompany Indebtedness allowed pursuant to Section 5.30(b), shall not constitute a breach of this clause 5.21(a)(ii); and

iii.senior in right of payment to any Obligor’s present and future senior unsecured indebtedness to the extent of the value of the Pledged Assets securing the rights and claims of the Financing Parties, except, in each case, to the indebtedness of creditors whose rights and claims are mandatorily preferred by Mexican laws of general application to companies.

(b)     Each of the Obligors shall ensure that the Transaction Liens shall have first ranking priority and shall not be subject to any prior ranking or pari passu ranking Lien, except for Liens described in sections (b), (c) and (d) of the definition of “Permitted Liens”.”
b.Section 5.22 (Financial Ratio) of the Sinosure Credit Agreement shall be amended to read in its entirety as follows:

“(a)    The Borrower shall maintain (i) a Net Debt to Consolidated EBITDA ratio of no greater than 4.0 to 1.0, (ii) a Net Debt to Total Net Worth ratio of no greater than 2.5 to 1.0, and (iii) a Consolidated EBITDA to Consolidated Interest Expense ratio of no less than 2.0 to 1.0, in any case, as tested as of each Calculation Date falling between June 30, 2013 (inclusive) and June 30, 2015 (inclusive) for each period of twelve (12) months ending on such Calculation Date.
(b)    The Borrower shall maintain (i) a Net Debt to Consolidated EBITDA ratio of no greater than 2.5 to 1.0, (ii) a Net Debt to Total Net Worth ratio of no greater than 2.0 to 1.0, and (iii) a Consolidated EBITDA to Consolidated Interest Expense ratio of no less than 3.0 to 1.0., in any case, as tested as of each Calculation Date falling after June 30, 2015 (exclusive) for the period of twelve (12) months ending on such Calculation Date.
(c)      The Borrower shall ensure that the amount of the Consolidated Cash Balance shall be (i) no less than US$100,000,000 as tested as of each Calculation Date falling in the period when the sum of the outstanding principal amount of all the Loans is more than US$100,000,000, and (ii) no less than the then outstanding principal amount of all the Loans as tested as of each Calculation Date falling after the sum of the outstanding principal amount of all the Loans falls below US$100,000,000.”
c.Section 5.24 (Dividends and Share Redemption) of the Sinosure Credit Agreement shall be amended to read in its entirety as follows:

“(a)    During the Waiver Period, the Borrower shall not make any Distribution except for the Permitted Distribution.
(b)    After the end of the Waiver Period, the Borrower shall not make any Distribution, unless:
i.no Default is continuing or would occur immediately after the making of any such payment;

ii.the Borrower has complied and will continue to comply, on a pro forma basis, with the financial ratios under paragraph (b) of Section 5.22 (Financial Ratio); and

iii.in any given fiscal year, all amounts payable under this Agreement to the Financing Parties for such fiscal year have been irrevocably and unconditionally paid.”

(c)     During the Waiver Period, the Borrower shall not pay any Management Fee except for any Management Fee meeting the following requirements:
(i) (A) the amount of such Management Fee does not exceed the aggregate amount of cash subscriptions for Equity Interests and/or cash advances of Subordinated Restricted Intercompany Indebtedness by the Parent or any of its Consolidated Subsidiaries within the period of two (2) months prior to the proposed date of payment of such Management Fee and (B) no Default is continuing or would occur immediately after the payment of such Management Fee; or

(ii)the Borrower:

(A)has complied as of each of the two Calculation Dates immediately preceding the proposed date of payment of such Management Fee and after giving effect to such payment on a pro forma basis, has complied as of the Calculation Date immediately preceding the proposed date of payment of such Payment Fee, in each case, with the financial ratios under paragraph (b) of Section 5.22 (Financial Ratio) (regardless of whether such payment is made before or after June 30, 2015);
(B)remains in compliance with the financial ratios under paragraph (b) of Section 5.22 (Financial Ratio) (regardless of whether such payment is made before or after June 30, 2015) on each of the next two (2) Calculation Dates following the payment of such Management Fee, provided however that any Default incurred under or in connection with this sub-paragraph (ii) can be cured in accordance with paragraph (d) of Section 7.1 (Events of Default) by way of cash subscriptions for Equity Interests and/or cash advances of Subordinated Restricted Intercompany Indebtedness by the Parent or any of its Consolidated Subsidiaries in the necessary amounts which, at the discretion of the Borrower, shall either increase Consolidated EBITDA for the applicable period or reduce Net Debt on the applicable Calculation Date to be in compliance with the financial ratios under paragraph (b) of Section 5.24 (Dividends and Share Redemption); and

(C) without prejudice to the above sub-paragraph (B), no Default is continuing or would occur immediately after the payment of such Management Fee.

d.A new Section 5.30 (Incremental Indebtedness and Subordinated Restricted Intercompany Indebtedness) shall be added in the Sinosure Credit Agreement to read in its entirety as follows:

“5.30 Incremental Indebtedness and Subordinated Restricted Intercompany Indebtedness.
a.The Borrower shall not, and shall not permit any of the Guarantors to, directly or indirectly, contract, create, incur, assume or suffer to exist any Indebtedness (other than the Indebtedness under the Financing Documents), unless:

i.No Default or Event of Default then exists or would result therefrom; and

ii.the Borrower has complied and, after the incurrence thereof on a pro forma basis, is in compliance (A) during the Waiver Period, with the financial ratios under paragraph (a) and (c) of Section 5.22 (Financial Ratio) as tested on the Calculation Date immediately preceding the proposed date of such incurrence and (B) after the end of the Waiver Period, with the financial ratios under paragraph (b) and (c) of Section 5.22 (Financial Ratio) as tested on the Calculation Date immediately preceding the proposed date of such incurrence.

b.No Obligor nor its Subsidiaries, shall pay, or cause to be paid, any Subordinated Restricted Intercompany Indebtedness without the prior written consent of the Administrative Agent and the Non-Sinosure Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned).”

2.4.Amendments to Section 7 (Events of Default and Remedies) of the Sinosure Credit Agreement
a.Section 7.1 (Events of Default) of the Sinosure Credit Agreement shall be amended by incorporating Section 7.1(q) and Section 7.1(r) to read in its entirety as follows:

“(q) Subordination Agreement. If any Subordinated Restricted Intercompany Indebtedness is outstanding (i) Obligor or any Non-Obligor Affiliate rescinds or purports to rescind or repudiates or purports to repudiate the Subordination Agreement or (ii) any material provision of the Subordination Agreement, or the ability of any Obligor or any Non-Obligor Affiliate to perform any of its obligations under the Subordination Agreement is, or becomes, illegal, unlawful, invalid or unenforceable and a thirty (30) day period has elapsed without (x) all Subordinated Restricted Intercompany Indebtedness being converted into share capital to the Obligors or their Subsidiaries, as applicable, or (y) a new Subordination Agreement, in form and substance satisfactory to the Administrative Agent and the Non-Sinosure Administrative Agent, being executed to cure such illegality, unlawfulness, invalidity or unenforceability.
(r) Parent Guaranty. There has been a breach under or default of the Parent Guaranty which breach or default has or could reasonably be expected to have a Material Adverse Effect.”
2.5.Amendments to Annex III (Guarantors) of the Sinosure Credit Agreement

a.Annex III (Guarantors) of the Sinosure Credit Agreement shall be amended to read in their entirety as follows:

“GUARANTORS

1.    INVERSIONES NEXTEL DE MEXICO S.A. DE C.V.
2.    NII TELECOM S. DE R.L. DE C.V.
3.    SERVICIOS DE RADIOCOMUNICACION MOVIL DE MEXICO S.A. DE     C.V.
4.    NII DIGITAL S. DE R.L. DE C.V.
5.    DELTA COMUNICACIONES DIGITALES S.A. DE C.V.”

SECTION 3.	ACKNOWLEDGMENT.

Each Party to this Amendment hereby acknowledges and agrees that the terms and conditions of each of the Financing Documents in effect as of the date hereof shall continue in full force and effect unchanged except as amended and supplemented hereby.

SECTION 4.	EFFECTIVENESS.

Notwithstanding anything in this Amendment to the contrary, this Amendment shall become effective on the date on which (i) this Amendment has been executed by all Parties hereto and (ii) each of the conditions precedent set forth in Section 5 (Conditions Precedent) shall have been fulfilled in a manner satisfactory to the Administrative Agent or have been waived in writing by the Administrative Agent in its sole discretion (the “Effective Date”).

SECTION 5.	CONDITIONS PRECEDENT.

On or prior to the Effective Date, the Administrative Agent shall have received the following, each of which shall be in form and substance satisfactory to the Administrative Agent (acting on the instructions of all Lenders):
5.1.Parent Guaranty

The Parent Guaranty, substantially in the form of Exhibit A, shall have been executed and an original has been delivered by each Party thereto.
5.2.Shareholder Undertaking

The Administrative Agent shall have received a confirmation letter, substantially in the form of Exhibit B, signed by an authorized officer of the Parent confirming that the Shareholder Undertaking shall continue in full force and effect.
5.3.Legal Opinions

The Administrative Agent shall have received a copy of the following legal opinions, which legal opinions shall be dated the Effective Date and addressed to each Financing Party:

a.the legal opinion of White & Case LLP, New York counsel to the Administrative Agent and the Lenders, as to matters of enforceability of the Amendment under New York law;

b.the legal opinion of White & Case S.C., Mexican counsel to the Administrative Agent and the Lenders, as to matters of the good standing of and due authorization of the execution, delivery, and performance of the Amendment with respect to each Obligor; and

c.the legal opinion of Morris James LLP, Delaware counsel to the Administrative Agent and the Lenders, as to matters of good standing, execution, delivery, and performance of the Parent Guaranty with respect to the Parent.

5.4.Charter Documents

The Administrative Agent shall have received the following documents, dated the Effective Date each certified as indicated below:
a.the Officer’s Certificate of the Borrower certifying that attached thereto is a true and com-plete copy of resolutions duly adopted by the board of directors (or other equiv-alent body) of the Borrower; (A) approving the transactions contemplated by this Amendment; (B) authorizing the execution, deliv-ery and performance of this Amendment; and (C) authorizing a named person or persons to execute this Amendment and any documents to be delivered by the Borrower under this Amendment and dispatch all documents and notices to be signed and/or dispatched by the Borrower under or in connection with this Amendment, and that such resolutions have not been modified, rescinded or amended and are in full force and effect;

b.the Officer’s Certificate of each Guarantor certifying that attached thereto is a true and com-plete copy of resolutions duly adopted by the board of directors (or other equiv-alent body) of such Guarantor; (A) approving the transactions contemplated by this Amendment; (B) authorizing the execution, deliv-ery and performance of this Amendment; and (C) authorizing a named person or persons to execute this Amendment and any documents to be delivered by the Guarantor under this Amendment and dispatch all documents and notices to be signed and/or dispatched by the Guarantor under or in connection with this Amendment, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and

c.the Officer’s Certificate of the Parent certifying that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or other equiv-alent body) of the Parent (A) approving the transactions contemplated by the Parent Guaranty; (B) authorizing the execution, delivery and performance of the Parent Guaranty; and (C) authorizing a named person or persons to execute the Parent Guaranty and any documents to be delivered by the Parent under the Parent Guaranty and dispatch all documents and notices to be signed and/or dispatched by the Parent under or in connection with the Parent Guaranty, and that such resolutions have not been modified, rescinded or amended and are in full force and effect.
5.5.Costs and Expenses

The Borrower shall have paid or arranged for the payment of all reasonable costs and expenses incurred by any Financing Party (including Attorney Costs, subject to any agreed caps) in connection with the preparation, issuance, delivery, filing, recording and administration of this Amendment and any other documents which may be delivered in connection herewith or therewith. In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in Mexico, the United States or China in connection with the execution, delivery, filing and recording of this Amendment or any other Financing Document, or any other document which may be deliv-ered in connection with this Amendment, and agrees to save the Financing Parties harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 6.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

(a)The Borrower and each Guarantor (as applicable) confirms to the Administrative Agent that the Repeating Representations and the representation made under Section 4.20 (Ranking) of the Sinosure Credit Agreement are true and correct on and as of the Effective Date as if made on and as of such date and as if the references to “this Agreement” in that section were references to the Sinosure Credit Agreement as amended by this Amendment.

(b)Each Guarantor agrees to the amendments contemplated by this Amendment and confirms that its obligations under the Financing Documents to which it is a party will not be released or diminished by the amendments or waivers contemplated herein.

SECTION 7. NO WAIVER.

Except as expressly provided in Section 2 (Amendments to the Sinosure Credit Agreement) of this Amendment, each of the Financing Documents shall remain unchanged and in full force and effect, and no provision of this Amendment shall be deemed (i) to be a consent, waiver or modification of any term or condition of the Financing Documents or any of the instruments or documents referred to therein or (ii) to prejudice any rights or remedies which any Financing Party may have now or in the future under or in connection with any of the Financing Documents.
SECTION 8. RATIFICATION OF THE ASSET PLEDGE AND THE DSRA PLEDGE.

As consequence of the execution of this Amendment, the Asset Pledge and the DSRA Pledge shall be, no later than 15 (fifteen) Business Days as of the execution hereof:
(a)duly ratified by each party thereto before a notary public or commercial notary public in Mexico, by means of the execution of the corresponding ratification agreement, substantially in the terms of Exhibit C attached hereto; and

(b)the ratification mentioned in item (a) immediate above, shall be duly registered and filed before the Movable Property Registry (Registro Único de Garantías Mobiliarias) and delivery shall be made to the Security Agent of evidence of such filing (boleta de inscripción), in order to ratify the first ranking priority Lien intended to be provided therein and that all fees and costs and expenses in relation thereto have been duly paid or discharged.

SECTION 9. NO NOVATION.

Neither the execution of this Amendment nor the ratification of the Asset Pledge and DSRA Pledge constitutes a novation, amendment, payment, satisfaction, performance or fulfillment of any of the obligations under the Sinosure Credit Agreement, including its annexes, exhibits and schedules.
SECTION 10. MISCELLANEOUS.

Section 10 (Miscellaneous) of the Sinosure Credit Agreement shall be incorporated into this

Amendment as if set out in full herein, mutatis mutandis.
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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.
Comunicaciones Nextel de México, S.A. de C.V., as Borrower under the Sinosure Credit Agreement
Notice Address:

Paseo de los Tamarindos No. 90, piso 29
Col. Bosques de las Lomas
05120 Mexico, D.F.
Mexico
Attention: General Counsel
Telephone No.: (011 52 55) 4115-3651
Facsimile No.: (011 52 55) 1018-4010 (Ext. 3651)

with a copy to:

NII Holdings, Inc.
1875 Explorer Street, suite 1000
Reston, VA 20190
Attention: Chief Commercial Counsel
Facsimile No: +703 390 7170

By: /s/ Antonio Garza Canovas
Name: Antonio Garza Canovas
Title: Legal Representative

By: /s/ Juan Enrich Urrea
Name: Juan Enrich Urrea
Title: Legal Representative

The Guarantors:

INVERSIONES NEXTEL DE MEXICO S.A. DE C.V.
NII TELECOM S. DE R.L. DE C.V.
SERVICIOS DE RADIOCOMUNICACION MOVIL DE MEXICO S.A. DE C.V.
NII DIGITAL S. DE R.L. DE C.V.
DELTA COMUNICACIONES DIGITALES S.A. DE C.V.

Notice Address for all Guarantors under the Sinosure Credit Agreement:

Paseo de los Tamarindos No. 90, piso 29
Col. Bosques de las Lomas
05120 Mexico, D.F.
Mexico
Attention: General Counsel
Telephone No.: (011 52 55) 4115-3651
Facsimile No.: (011 52 55) 1018-4010 (Ext. 3651)

with a copy to:

NII Holdings, Inc.
1875 Explorer Street, suite 1000
Reston, VA 20190
Attention: Chief Commercial Counsel
Facsimile No: +703 390 7170

On behalf of the Guarantors
By: /s/ Antonio Garza Canovas
Name: Antonio Garza Canovas
Title: Legal Representative

By: /s/ Juan Enrich Urrea
Name: Juan Enrich Urrea
Title: Legal Representative

CHINA DEVELOPMENT BANK CORPORATION, as Lender under the Sinosure Credit Agreement
Notice Address:
Address: 14th Floor, CITIC Tower, No. 1093 Shennan Zhong Road
Shenzhen 518031, China

Attention: Che Nan
Telephone No.: +86 (755) 2594 2783
Facsimile No.: +86 (755) 2598 7725

By: /s/ Wang Wezdong
Name: Wang Wezdong
Title: General Manager
CHINA DEVELOPMENT BANK CORPORATION, as Administrative Agent under the Sinosure Credit Agreement
Notice Address:
Address: 14th Floor, CITIC Tower, No. 1093 Shennan Zhong Road, Shenzhen 518031, P.R. China.
Attention: Che Nan
Telephone No.: +86 (755) 2594 2783
Facsimile No.: +86 (755) 2598 7725

By: /s/ Wang Wezdong
Name: Wang Wezdong
Title: General Manager

CHINA DEVELOPMENT BANK CORPORATION, as Arranger under the Sinosure Credit Agreement
Notice Address:
Address: 14th Floor, CITIC Tower, No. 1093 Shennan Zhong Road, Shenzhen 518031, P.R. China.
Attention: Che Nan
Telephone No.: +86 (755) 2594 2783
Facsimile No.: +86 (755) 2598 7725

By: /s/ Wang Wezdong

Name: Wang Wezdong
Title: General Manager